Exhibit 10.2

                              EMPLOYMENT AGREEMENT
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Employment  Agreement, between Guardian Biotechnologies Inc. (the "Company") and
James  Macpherson  (the  "Employee").

1. For good consideration, the Company employees the Employee on the following terms and conditions.

2. Term of Employment. This agreement will begin on October 1st, 2002, and continue to remain effective until September 30th , 2003, unless sooner terminated.
     The Term of Employment shall be automatically extended for an additional one-year period unless the Employee or Company provide(s) the other party one month prior written notice before the next Extension Date that the Term of Employment shall not be so extended.

3. Salary. The Company shall pay Employee a salary of $66,000 per year, for the services of the Employee, payable at regular payroll periods.

4.   Stock  Options  may  be given to the Employee as a bonus at its discretion.

5. Duties and Position. The Company hires the Employee in the capacity of General Manager. The Employee's duties may be reasonably modified at the Company's discretion from time to time.

6. Confidentiality or Proprietary Information. Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

7. Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

8. Vacation. The Employee shall be entitled to a yearly vacation of 3 weeks at full pay.

9. Termination of Agreement. Without cause, the Company may terminate this agreement at any time upon 14 days written notice to the Employee. If the Company requests, the Employee will continue to perform his/her duties and may be paid his/her regular salary up to the date of termination. Without cause, the Employee may terminate employment upon 14 days' written notice to the Company. Employee may be required to perform his or her duties and will be paid the regular salary to date of termination.

10. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Province of Saskatchewan without regard to principles of conflict of laws.

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11.  Assumption  of  Agreement  by  Company's  Successors  and  Assignees.  The
     Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

12. Oral Modifications Not Binding. This instrument is the entire agreement of the Company and the Employee. Oral changes have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


     Signed  this  1st  day  of  October  2002.






           /s/                           /s/ JAMES MACPHERSON
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Guardian  Biotechnologies  Inc.          James  Macpherson